Exhibit 99.1

For Release at 1:05 p.m., PST 01/24/13

Iteris Reports Fiscal Third Quarter 2013 Results

SANTA ANA, Calif. — January 24, 2013 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal third quarter ended December 31, 2012. Total revenues for the fiscal third quarter decreased 6% to $14.0 million compared to $14.9 million in the same year-ago quarter. Net income in the fiscal third quarter was $1.1 million or $0.03 per share, compared to $747,000 or $0.02 per share in the year-ago quarter. Loss from continuing operations was $294,000 or $(0.01) per share in the fiscal third quarter, compared to income from continuing operations of $618,000 or $0.02 per share in the year-ago quarter.

Fiscal Q3 2013 Highlights

•                  Selected to provide on-call services for two five-year Federal Highway Administration (FHWA) contracts valued at up to $67.6 million and $12.6 million, respectively.

•                  Recorded a $1.4 million after-tax gain as a result of deferred payments and earn-outs from the sale of the Vehicle Sensors segment. Gross proceeds of $1.8 million were collected, bringing the company’s cash position to $19.7 million as of December 31, 2012.

•                  Total backlog was $38.0 million which included Transportation Systems backlog of $31.5 million, iPerform backlog of $3.3 million, and Roadway Sensors backlog of $3.2 million. This compares to total backlog of $32.9 million in the same year-ago quarter and $41.2 million in the previous quarter.

•                  Signed $4.9 million in new Transportation Systems contracts, bringing total backlog to $31.5 million compared to $29.7 million in the same year-ago quarter.

Fiscal Q3 2013 Financial Results

The decrease in revenues, as noted above,  in the fiscal third quarter was primarily due to a 23% decline in Roadway Sensors net sales as a result of delays in customer orders and the effects of Hurricane Sandy.

Gross margin in the fiscal third quarter was 36.8% compared to 36.7% in the year-ago quarter. Gross margin was impacted in both the fiscal third quarter and year-ago quarter by a shift in mix toward Transportation Systems and iPerform contract revenues, which typically provide a lower margin than the company’s product revenues.

Operating expenses increased 9% to $5.6 million in the fiscal third quarter from $5.1 million in the year-ago quarter. The increase was primarily due to a $133,000 charge associated with the change in fair value of contingent acquisition consideration, whereas in the year-ago quarter, the company reported a $281,000 benefit.

The company recorded a loss from continuing operations of $294,000 or $(0.01) per share in the fiscal third quarter, compared to income from continuing operations of $618,000 or $0.02 per share in the year-ago quarter.

Net income in the fiscal third quarter was $1.1 million or $0.03 per share, compared to $747,000 or $0.02 per share in the year-ago quarter. The fiscal third quarter included an after-tax gain of $1.4 million related to deferred payments and earn-outs from the sale of the company’s Vehicle Sensors segment in July 2011.

During the fiscal third quarter, Iteris repurchased approximately 388,000 shares of its common stock, bringing the total to approximately 1,430,000 since the company initiated its $3 million share repurchase program in August 2011, which has since expired, and a $3 million share repurchase program initiated in August 2012. As of December 31, 2012, the company repurchased approximately $2.1 million shares through these programs.

Management Commentary

“In the third fiscal quarter we experienced a decline in Roadway Sensors revenues primarily due to the delay of certain orders and East coast shipping disturbances resulting from Hurricane Sandy,” said Abbas Mohaddes, president and CEO of Iteris. “While I am disappointed with the financial results of this segment and the consequential impact to our overall results for the quarter, we remain encouraged by our $3.2 million Roadway Sensors backlog and we received strong bookings in the early part of our fourth quarter. We continue to believe there is strong demand for our core Roadway Sensors products as well as our innovative solutions like Vantage Vector™ and the recently released SmartCycle™ and SmartSpan™.

“Transportation Systems contract revenues were flat year-over-year primarily due to the timing of a key contract in the prior year period. However, this segment is well-positioned to capitalize on the recently passed Federal Highway Bill, as demonstrated by our selection by the FHWA, and we expect several task orders to be awarded over the next few fiscal quarters.

“As we have discussed previously,” continued Mohaddes, “the government and commercial markets for real-time, actionable traffic and weather information analytics are expanding rapidly. We are participating in this emerging market by investing in people, products, and services within our iPerform segment, and are encouraged by the $3.3 million backlog. While our near-term focus remains on delivering our IterisPeMS performance measurement and management software to public agencies, we are planning for iPerform to pursue commercial opportunities in the media and automotive sectors, offering both data services and analytics.

“In spite of the challenging third quarter, our overall business outlook remains strong as we continue to strengthen our foundation with software-based traffic management solutions,” concluded Mohaddes. “We are committed to further expanding our sales, marketing, and research and development teams, particularly within iPerform, and anticipate announcing further developments in the coming quarters. Both the public and commercial markets are much in need of our traffic data services and analytics, and we believe our investments in this area will build shareholder value.”

Conference Call

Iteris will conduct a conference call later today (January 24, 2013) at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fiscal third quarter results. Iteris’ CEO Abbas Mohaddes and CFO Jim Miele will host the call, followed by a question-and-answer period. Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Thursday, January 24, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-877-941-2068

International: 1-480-629-9712

Conference ID#: 4585995

The conference call will be broadcast live and available for replay via the investor relations section of the Iteris website at: www.iteris.com.

A telephone replay of the call will also be available after 7:30 p.m. ET on the same day through February 7, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4585995

About Iteris, Inc.

Iteris Inc. is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management and predictive traffic analytics, and improve the safety of surface transportation systems. By combining its patented products, decades of expertise in traffic management, and information technologies, Iteris offers a broad range of Intelligent Transportation System (“ITS”) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 888-329-4483 or visit www.iteris.com. You can also visit us on Facebook, Twitter, and YouTube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This earnings release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘should, ‘‘ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s expansion and business strategies and anticipated growth opportunities, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects, and the market demand for and acceptance of our products, technologies and services.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local government budgetary issues, as well as constraints and budget delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the newly passed Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully develop, market and sell software-based solutions, specifically our IterisPeMS software; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	March 31,
	2012	2012
	(unaudited)
ASSETS:
Cash	$19,714	$18,701
Trade accounts receivable, net	8,458	11,081
Costs and estimated earnings in excess of billings on uncompleted contracts	6,903	5,360
Inventories	2,907	2,454
Prepaid expenses and other current assets	1,321	425
Current portion of deferred income taxes	2,904	2,904
Total current assets	42,207	40,925

Long-term portion of deferred income taxes	5,757	6,761
Property and equipment, net	1,734	1,948
Goodwill	17,318	17,318
Intangible and other assets, net	2,470	2,788
Total assets	$69,486	$69,740

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$11,531	$11,926
Term debt	—	634
Total current liabilities	11,531	12,560
Long-term liabilities	1,057	1,708
Total liabilities	12,588	14,268
Stockholders’ equity	56,898	55,472
Total liabilities and stockholders’ equity	$69,486	$69,740

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Total revenues	$13,994	$14,881	$45,802	$43,166
Cost of revenues	8,843	9,417	28,316	25,828
Gross profit	5,151	5,464	17,486	17,338

Operating expenses:
Selling, general and administrative	4,382	4,371	13,509	13,501
Research and development	902	868	2,369	2,476
Amortization of intangible assets	161	141	483	343
Change in fair value of contingent acquisition consideration	133	(281)	(188)	(639)
Total operating expenses	5,578	5,099	16,173	15,681
Operating income (loss)	(427)	365	1,313	1,657
Non-operating income (expense):
Other income, net	1	3	9	4
Interest income (expense) net	12	(13)	(2)	(64)
Income (loss) from continuing operations before income taxes	(414)	355	1,320	1,597
Benefit (provision) for income taxes	120	263	(475)	(715)
Income (loss) from continuing operations	(294)	618	845	882
Gain on sale of discontinued operation, net of tax	1,391	129	1,478	1,244
Gain from discontinued operation, net of tax	—	—	—	28
Net income	$1,097	$747	$2,323	$2,154

Income (loss) per share from continuing operations - basic and diluted	$(0.01)	$0.02	$0.03	$0.03
Gain per share from sale of discontinued operation - basic and diluted	$0.04	$0.00	$0.04	$0.04
Income per share from discontinued operation - basic and diluted	$—	$—	$—	$0.00
Net income per share - basic and diluted	$0.03	$0.02	$0.07	$0.06

Shares used in basic per share calculations	33,532	34,217	33,657	34,337
Shares used in diluted per share calculations	33,641	34,271	33,759	34,443

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Three Months Ended December 31, 2012
Total revenues	$5,081	$7,972	$941	$13,994

Segment operating income	$243	$981	$66	$1,290
Corporate and other income (expense), net				(1,717)
Operating loss				$(427)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Nine Months Ended December 31, 2012
Total revenues	$19,485	$23,786	$2,531	$45,802

Segment operating income (loss)	$3,228	$2,559	$(69)	$5,718
Corporate and other income (expense), net				(4,405)
Operating income				$1,313

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Three Months Ended December 31, 2011 *
Total revenues	$6,598	$7,994	$289	$14,881

Segment operating income (loss)	$840	$654	$(52)	$1,442
Corporate and other income (expense), net				(1,077)
Operating income				$365

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Nine Months Ended December 31, 2011 *
Total revenues	$21,234	$21,643	$289	$43,166

Segment operating income (loss)	$4,087	$1,742	$(52)	$5,777
Corporate and other income (expense), net				(4,120)
Operating income				$1,657

* Segment information has been restated to conform with current year presentation